SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(b)

(Amendment No. 2)

ZHONE TECHNOLOGIES INC.
(Name of Issuer)

Common Stock (Par Value $0.001 Per Share)
(Title of Class of Securities)

98950P108
(CUSIP Number)

December 31, 2004
(Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

1 of 17

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas Weisel Partners Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,413,011
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,413,011
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,413,011
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON* OO – HC

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Tailwind Capital Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,394,947
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,394,947
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,394,947
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12	TYPE OF REPORTING PERSON* OO

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas Weisel Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,198,704
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,198,704
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,198,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TWP CEO Founders’ Circle (QP), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 101,183
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 101,183
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 101,183
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TWP CEO Founders’ Circle (AI), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 27,694
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 27,694
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,694
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.03%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas Weisel Capital Partners (Dutch), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,043
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,043
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,043
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.03%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas Weisel Capital Partners (Dutch II), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 28,043
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 28,043
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,043
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.03%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas Weisel Capital Partners Employee Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 11,280
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 11,280
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,280
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.01%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 98950P108	13G

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TWP 2000 Co-Investment Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 18,064
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 18,064
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,064
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.02%
12	TYPE OF REPORTING PERSON* PN

Item 1(a). Name of Issuer:

Zhone Technologies Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices:

7001 Oakport Street, Oakland, California 94621

Item 2(a). Name of Persons Filing:

1.	Thomas Weisel Partners Group LLC (“TW Group”)
2.	Tailwind Capital Partners LLC (“TCP LLC”)
3.	Thomas Weisel Capital Partners, L.P. (“TWCP LP”)
4.	TWP CEO Founders’ Circle (QP), L.P. (“QP”)
5.	TWP CEO Founders’ Circle (AI), L.P. (“AI”)
6.	Thomas Weisel Capital Partners Employee Fund, L.P. (“Employee Fund”)
7.	Thomas Weisel Capital Partners (Dutch), L.P. (“TWCP Dutch”)
8.	Thomas Weisel Capital Partners (Dutch II), L.P. (“TWCP Dutch II”)
9.	TWP 2000 Co-Investment Fund, L.P. (“TWP 2000”)

           Numbers 1 through 9 above, the “Filing Persons”.

           The Filing Persons are filing this Schedule 13G jointly pursuant to a Joint Filing Agreement dated February 14, 2005 attached hereto as Exhibit 1.

Item 2(b). Address of Principal Business Office or, if None, Residence:

          The principal business address for TW Group and TWP 2000 is One Montgomery Street, Suite 3700, San Francisco, CA 94104. The principal business address of each of the other Filing Persons is 390 Park Avenue, 17th Floor, New York, NY 10022.

Item 2(c). Citizenship:

The jurisdiction of incorporation for each of the Filing Persons is Delaware.

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.001 per share, of the Issuer (the “Common Stock”).

Item 2(e). CUSIP Number:

98950P108

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Item 4. Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

(a) Amount beneficially owned as of December 31, 2004:

TW Group	1,413,011+
TCP LLC	1,394,947^
TWCP LP	1,198,704
QP	101,183
AI	27,694
Employee Fund	11,280
TWCP Dutch	28,043
TWCP Dutch II	28,043
TWP 2000	18,064

         + Includes shares of Common Stock owned by TWCP LP, QP, AI, Employee Fund, TWCP Dutch, TWCP Dutch II and TWP 2000, which may be deemed to be beneficially owned by this Filing Person. TW Group is the managing member of an entity that is (i) the managing member of TCP LLC and (ii) the general partner of TWP 2000.

          ^ Includes shares of Common Stock owned by TWCP LP, QP, AI, Employee Fund, TWCP Dutch, and TWCP Dutch II, which may be deemed to be beneficially owned by this Filing Person. TCP LLC is (i) the general partner of TWCP LP, AI, QP and Employee Fund and (ii) the managing member of the general partner of TWCP (Dutch) and TWCP (Dutch II).

(b) Percent of class as of December 31, 2004:

TW Group	1.5%*+
TCP LLC	1.4%*^
TWCP LP	1.2%*
QP	0.1%*
AI	0.03%*
Employee Fund	0.01%*
TWCP Dutch	0.03%*
TWCP Dutch II	0.03%*
TWP 2000	0.02%*

          * Represents percent of class based on 96,106,000 shares of Common Stock outstanding as reported on the Issuer’s 10-Q filed on November 12, 2004.

          + Percentage includes shares of Common Stock owned by TWCP LP, QP, AI, Employee Fund, TWCP Dutch, TWCP Dutch II and TWP 2000, which may be deemed to be beneficially owned by this Filing Person.

           ^ Includes shares of Common Stock owned by TWCP LP, QP, AI, Employee Fund, TWCP Dutch and TWCP Dutch II, which may be deemed to be beneficially owned by this Filing Person.

(c) Number of shares as to which such person had as of December 31, 2004:

(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: Same response as in Item 4(a) above.
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: Same response as in Item 4(a) above.

Item 5. Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☒

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

Not applicable.

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2005

THOMAS WEISEL PARTNERS GROUP LLC

By:	/s/ Jack Helfand

	Name:	Jack Helfand
	Title:	Associate General Counsel

TAILWIND CAPITAL PARTNERS LLC

By:	/s/ James S. Hoch

	Name:	James S. Hoch
	Title:	Managing Partner

TAILWIND CAPITAL PARTNERS LLC

By:	/s/ James S. Hoch

	Name:	James S. Hoch
	Title:	Managing Partner

THOMAS WEISEL CAPITAL PARTNERS, L.P.

TWP CEO FOUNDERS’ CIRCLE (QP), L.P.

TWP CEO FOUNDERS’ CIRCLE (AI), L.P.

THOMAS WEISEL CAPITAL PARTNERS
EMPLOYEE FUND, L.P.

By:	TAILWIND CAPITAL PARTNERS LLC, as General
Partner of each of the limited partnerships named above

By:	/s/ James S. Hoch

	Name:	James S. Hoch
	Title:	Managing Partner

THOMAS WEISEL CAPITAL PARTNERS (DUTCH), L.P.

THOMAS WEISEL CAPITAL PARTNERS (DUTCH II), L.P.

By:	THOMAS WEISEL CAPITAL PARTNERS (DUTCH) LLC, as General Partner of each of the limited partnerships named above

By:	TAILWIND CAPITAL PARTNERS LLC, as Managing Member

By:	/s/ James S. Hoch

	Name:	James S. Hoch
	Title:	Managing Partner

TWP 2000 CO-INVESTMENT FUND, L.P.

By:	THOMAS WEISEL CAPITAL MANAGEMENT
LLC, as General Partner

By:	/s/ Jack Helfand

	Name:	Jack Helfand
	Title:	Associate General Counsel

          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

          Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Exhibit 1

Joint Filing Agreement

          The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Common Stock, par value $0.001 per share, of Zhone Technologies Inc., is being filed jointly with the Security and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2005

THOMAS WEISEL PARTNERS GROUP LLC

By:	/s/ Jack Helfand

	Name:	Jack Helfand
	Title:	Associate General Counsel

TAILWIND CAPITAL PARTNERS LLC

By:	/s/ James S. Hoch

	Name:	James S. Hoch
	Title:	Managing Partner

TAILWIND CAPITAL PARTNERS LLC

By:	/s/ James S. Hoch

	Name:	James S. Hoch
	Title:	Managing Partner

THOMAS WEISEL CAPITAL PARTNERS, L.P.

TWP CEO FOUNDERS’ CIRCLE (QP), L.P.

TWP CEO FOUNDERS’ CIRCLE (AI), L.P.

THOMAS WEISEL CAPITAL PARTNERS
EMPLOYEE FUND, L.P.

By:	TAILWIND CAPITAL PARTNERS LLC, as General
Partner of each of the limited partnerships named above

By:	/s/ James S. Hoch

	Name:	James S. Hoch
	Title:	Managing Partner

THOMAS WEISEL CAPITAL PARTNERS (DUTCH), L.P.

THOMAS WEISEL CAPITAL PARTNERS (DUTCH II), L.P.

By:	THOMAS WEISEL CAPITAL PARTNERS (DUTCH) LLC, as General Partner of each of the limited partnerships named above

By:	TAILWIND CAPITAL PARTNERS LLC, as Managing Member

By:	/s/ James S. Hoch

	Name:	James S. Hoch
	Title:	Managing Partner

TWP 2000 CO-INVESTMENT FUND, L.P.

By:	THOMAS WEISEL CAPITAL MANAGEMENT
LLC, as General Partner

By:	/s/ Jack Helfand

	Name:	Jack Helfand
	Title:	Associate General Counsel